Exhibit 5.1

July 14, 2006

Interface, Inc.
2859 Paces Ferry Road
Suite 2000
Atlanta, GA 30339

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel for Interface, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of:

1.
3,873,155 shares of the Company’s Class A or Class B common stock, $.10 par value per share (the “Common Stock”), to be issued pursuant to the Interface, Inc. Omnibus Stock Incentive Plan (the “Omnibus Plan”), and

2.
40,000 shares of Common Stock (together with the 3,873,155 shares referred to above, the “Shares”), to be issued pursuant to Stock Option Agreements between the Company and Don G. Aaron (the “Option Agreements”).

In connection with the preparation of the Registration Statement, I have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the Shares as I have deemed relevant under the circumstances.

On the basis of the foregoing, it is my opinion that:

1.	The Company was duly organized and incorporated and is validly existing under the laws of the State of Georgia.

2.	The Shares, when issued in accordance with and subject to the terms and conditions of the Omnibus Plan and the Option Agreements, will be legally issued, fully paid and nonassessable.

This opinion is limited to the Georgia Business Corporation Code.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, By: /s/Raymond S. Willoch Raymond S. Willoch Senior Vice President Secretary and General Counsel